Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Online Resources Corporation:

We consent to the use of our report dated March 14, 2012, with respect to the consolidated balance sheets of Online Resources Corporation and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), cash flows, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2011, and effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia

July 19, 2012